UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — May 23, 2022

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	PAA	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Settlement of Derivative Lawsuit Related to Line 901 Release

As previously disclosed, in May 2015, Plains All American Pipeline, L.P. (“Plains” or the “Registrant”) experienced an accidental release of crude oil from its Las Flores to Gaviota Pipeline (Line 901) in Santa Barbara County, California (the “Line 901 Release”). Following the Line 901 Release, in January 2017, a unitholder derivative lawsuit (the “Lawsuit”) was filed in Delaware Chancery Court (the “Court”) by Inter-Marketing Group USA, Inc. (“Plaintiff”) on behalf of Plains against its general partner PAA GP LLC (the “General Partner”), certain directors and officers of the General Partner and certain related entities (collectively, the “Defendants”). The Court dismissed all of the Plaintiff’s claims against the various Defendants with the exception of a breach of contract claim against the General Partner, wherein the Plaintiff alleged that the General Partner failed to exercise proper oversight over Plains’ pipeline integrity efforts.

The General Partner believes that it has substantial defenses to the remaining claim alleged against it in the Lawsuit, has denied and continues to deny all allegations of wrongdoing and liability, as well as the existence of or responsibility for any damages asserted in the Lawsuit. The General Partner also denies that it has committed or aided and abetted in the commission of any violation of law or breaches of duty and the General Partner maintains that it has diligently and scrupulously complied with its contractual and other legal duties. Nevertheless, the General Partner has concluded that further litigation in connection with the Lawsuit would be time-consuming and expensive.

As a result, after negotiations regarding a potential settlement, and solely to eliminate the risk, burden, and expense of further litigation, on April 27, 2022, the parties entered into a Stipulation and Agreement of Settlement, Compromise, and Release (the “Settlement Agreement”) to settle the Lawsuit. The Settlement Agreement does not provide that the General Partner engaged in any alleged misconduct or wrongdoing and does not contemplate the General Partner paying any monetary consideration; however, in exchange for Plaintiff’s agreement to dismiss the Lawsuit with prejudice and customary releases, the Settlement Agreement commits the General Partner to comply with various covenants regarding the implementation or continuation of certain Board oversight practices with respect to pipeline integrity (the “Corporate Governance Measures”), all of which are consistent with the General Partner’s longstanding commitment to Plains’ pipeline safety and integrity management efforts.

The Settlement Agreement remains subject to the Court’s final approval. The Court has scheduled a final approval hearing for July 8, 2022. Plaintiff’s counsel intends to apply to Court for an award of attorneys’ fees and expenses in the amount of approximately $2 million, which amount, if approved by the Court, the General Partner’s insurers have agreed to pay.

Copies of the Settlement Agreement and the Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear (the “Notice”) are available under the Unitholder Services & Other Information portion of the Investor Relations section of our website at https://ir.paalp.com/settlement. Plains and the General Partner encourage unitholders to review these documents in full in order to make an informed decision regarding the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: May 23, 2022	By:	PAA GP LLC, its general partner

	By:	Plains AAP, L.P., its sole member

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Richard McGee
		Name:	Richard McGee
		Title:	Executive Vice President